UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                                                   FILE NUMBER
                                                                   1-11046
                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING

                                                                 CUSIP NUMBER
                                                                  890530 10 8

(Check One)X Form 10-K   Form 20-F   Form 11-K    Form 10-Q   Form N-SAR

For Period Ended:  September 30, 1997
(X)      Transition Report on Form 10-K
( )      Transition Report on Form 20-F
( )      Transition Report on Form 11-K
( )      Transition Report on Form 10-Q
( )      Transition Report on Form N-SAR

For the Transition Period Ended: September 30, 1998:


Read Instructions (on back page) Before Preparing Form. Please Print or Type. Nothing in this form shall be construed to imply that the commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:
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PART I  -  REGISTRANT INFORMATION

TOP SOURCE TECHNOLOGIES, INC.
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Full Name of Registrant

TOP SOURCE, INC.
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Former Name if Applicable

7108 Fairway Drive, Suite 200
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Address of Principal Executive Office (Street and Number)

Palm Beach Gardens, Florida  33418
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City, State and Zip Code

PART II - RULES 12b AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

(a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense:

(b) The subject annual report, semi-annual report, transition, report on Form 10-K, Form 20-F, 11-K Form N-SARI, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

(c) The accountant's statement of other exhibit required by Rule 12b-25(c) has been attached if applicable.

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

PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 11-k, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.
SEC 1344 (11-91)

     Due to the amount of time and complexity in obtaining stockholder approval for the sale of substantially all of the assets of the Registrant's automotive subsidiary (which occurred on December 15, 1998) and in consummating the other significant transactions, which have been publicly reported, the Registrant's Chief Financial Officer and his accounting personnel cannot complete the Form 10-K by the required December 29th, 1998 due date.



PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

         David Natan          (561)      775-5756
         (Name)          ( Area Code)  (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such reports) been filed? If answer is no, identify report(s).

         xx
         -------Yes       ------- No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

         xx
        ------- Yes       -------   No

     The Company anticipates reporting a loss from operations substantially more than the operating loss in the prior year.


                         TOP SOURCE TECHNOLOGIES, INC.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


                                                 /s/ David Natan
Date: December 28, 1998                  By:     David Natan
                                                 Vice President and
                                                 Chief Financial Officer




INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.


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